Exhibit 99.1

CAPE BANCORP, INC. ANNOUNCES

SECOND QUARTER 2015 RESULTS,

CASH DIVIDEND INCREASE, 5% STOCK BUYBACK

Cape May Court House, New Jersey, July 29, 2015 ~~-~~Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank (the “Bank”), announces its operating results for the three and six months ended June 30, 2015, an increase in the cash dividend and a 5% stock buyback program.

For the quarter ended June 30, 2015, Cape Bancorp reported net income of $6.1 million, or $0.50 per basic and fully diluted share, and $7.2 million, or $0.60 per basic share and $0.59 per fully diluted share, for the six months ended June 30, 2015. This compares to net income of $2.0 million, or $0.19 per basic and fully diluted share, for the second quarter of 2014, and $4.1 million, or $0.37 per basic and fully diluted share, for the six months ended June 30, 2014.

On July 20, 2015, the Board of Directors, pending regulatory approval, declared an increase in the Company’s quarterly cash dividend from $0.06 per common share to $0.10 per common share to shareholders of record as of the close of business August 3, 2015 to be paid on or about August 17, 2015. The Board also approved a 5% stock buyback program pending regulatory approval. On July 24, 2015 regulatory approval was received for both the dividend increase and the stock buyback program.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“Second quarter performance proved to be record breaking with big strides taken on several of our longstanding strategic initiatives.

Over the past four years, we have been working to redirect our focus towards western New Jersey and the metropolitan Philadelphia market to counter the perception that Cape Bank is a “shore” bank. To that end, we had previously announced the acquisition of Colonial Bank, with its presence in both Cumberland and Gloucester Counties. This transaction was completed during the second quarter. In addition to the westward expansion, a major motivation was the potential financial benefit, which appears to have been achieved. Most noteworthy is the bargain purchase gain which is reflected in the quarter’s record net income of $6.1 million. The combination included a credit mark on Colonial’s portfolio and the sale of $12.9 million in troubled credits. By quarter’s end, data systems had been successfully converted to permit the realization of cost saves going forward. Staff was reduced to initially projected levels. Further, two of Colonial’s branch offices were closed with one of these facilities being sold and settled. The western New Jersey expansion will be further augmented by the purchase of the Sun National Bank branch in Hammonton, a transaction that was announced in the second quarter and scheduled to close in August.

During the first quarter, the Bank added a commercial loan team based in Center City Philadelphia. During the second quarter, this loan team assisted in the purchase of an $86.5 million seasoned commercial loan portfolio. This pool, in conjunction with the Colonial portfolio and loan closings, resulted in a commercial loan portfolio of $707.0 million as of June 30th. This activity fulfills another strategy—transforming the loan portfolio into a more commercial portfolio mix. In 2013, we decided to exit residential mortgage lending and this portfolio has been diminishing. This year’s commercial loan activity has been valuable in replacing those assets. At quarter’s end, the commercial loan portfolio stood at 63% of the total loan portfolio. Our current loan pipeline is at record levels which supports our expectation of continued commercial loan growth.

The success of our westward expansion can be seen in the growth in our newer markets. At quarter end, 55% of our loan portfolio and 44% of our deposit base were located outside the legacy market.

While Cape Bancorp acquired an institution that was deemed to be in “troubled condition”, we ended the quarter with favorable credit metrics. At June 30, 2015 non-performing assets were less than one percent of total assets and other real estate owned was below $4.0 million. The delinquency ratio closed the quarter at 1.17%.

The above noted progress has allowed for some changes in our capital management. The Board of Directors approved an increase in the Company’s quarterly dividend from $0.06 per share to $0.10 per share and authorized the Company’s fourth 5% stock buyback program.

This was a very favorable quarter but one in which it is hard to discern any clear run rate. Management expects the next two quarters to provide a clearer picture which will include the benefits from both the merger and the larger loan portfolio.”

Cape Bancorp’s total assets at June 30, 2015 totaled $1.555 billion, an increase of $475.3 million from the December 31, 2014 level of $1.080 billion.

Total net loans increased $344.3 million from $770.3 million at December 31, 2014 to $1.1 billion at June 30, 2015 primarily resulting from the aforementioned Colonial merger and loan purchase. Commercial loans increased $213.5 million to $707.0 million at June 30, 2015 from $493.5 million at December 31, 2014, while mortgage loans increased $107.4 million to $348.4 million at June 30, 2015 from $241.0 million at December 31, 2014 and consumer loans increased $24.3 million to $69.5 million at June 30, 2015 from $45.1 million at December 31, 2014. The allowance for loan losses increased $926,000 and totaled 0.92% of gross loans at June 30, 2015, compared to 1.20% at December 31, 2014. Contributing to this increase was a loan loss provision of approximately $1.3 million related to the previously mentioned $86.5 million commercial loan portfolio purchase. Excluding the Colonial loans for which there is no allowance at June 30, 2015 because of the credit mark taken on the date of acquisition, the allowance represents 1.17% of total gross loans on the remainder of the portfolio. At June 30, 2015, the allowance for loan losses totaled 98.97% of non-performing loans, compared to 113.67% at December 31, 2014. The Company’s adversely classified asset ratio at June 30, 2015 was 16%, compared to 17% at December 31, 2014.

At June 30, 2015, the Company had $10.4 million in non-performing loans, or 0.93% of total gross loans compared to 1.06% of total gross loans at December 31, 2014. Included in non-performing loans are troubled debt restructurings totaling $1.6 million at June 30, 2015 and $819,000 at December 31, 2014.

Investment securities totaled $273.5 million at June 30, 2015, an increase of $107.8million, or 65.02%, from the December 31, 2014 total of $165.7 million primarily resulting from the addition of the Colonial portfolio.

Other real estate owned (“OREO”) decreased $1.6 million from $5.3 million at December 31, 2014 to $3.7 million at June 30, 2015, and consisted at June 30, 2015 of fourteen commercial properties and fifteen residential properties (including five building lots).

At June 30, 2015, Cape Bancorp’s core deposits totaled $946.2 million which represented an increase of $396.1 million, or 72.01%, from the December 31, 2014 level of $550.1 million. Interest-bearing checking accounts increased $207.0 million, money market deposit accounts increased $46.3 million, and savings accounts increased $77.4 million and non-interest bearing checking accounts increased $65.4 million. Certificates of deposit totaled $324.8 million, an increase of $79.9 million, or 32.62%, from the December 31, 2014 total of $244.9 million. At June 30, 2015, deposits totaled $1.275 billion compared to $797.1 million at December 31, 2014, an increase of $478.0 million, or 59.97% primarily resulting from the Colonial acquisition.

Cape Bancorp’s total equity increased $31.9 million to $172.8 million at June 30, 2015 from $140.9 million at December 31, 2014, primarily from increases in common stock and additional paid-in capital of $26.9 million primarily resulting from the Colonial acquisition. At June 30, 2015, Cape Bank’s regulatory capital ratios continued to exceed the requirements for well capitalized status.

Contributing to the operating results of the comparative quarters and year-to-date were increases in net interest income, non-interest income and non-interest expense categories resulting from the acquisition of Colonial. Set forth below are additional specific significant factors:

●

The net interest margin was 3.37% for the three months ended June 30, 2015 compared to 3.59% for the three months ended June 30, 2014, a decrease of 22 basis points. The yield on interest-earning assets decreased 28 basis points to 3.82% for the three months ended June 30, 2015 compared to 4.10% for the same three month period a year ago, while the cost of interest-bearing liabilities declined 7 basis points to 0.52% for the three months ended June 30, 2015 compared to 0.59% for the 2014 three month period. For the six months ended June 30, 2015, the net interest margin was 3.41%, a decrease of 24 basis points from the six months ended June 30, 2014. The yield on interest-earning assets declined 26 basis points to 3.89% for the six months ended June 30, 2015 compared to 4.15% for the same six month period a year ago, while the cost of interest-bearing liabilities declined 1 basis point to 0.57% for the six months ended June 30, 2015 compared to 0.58% for the 2014 six month period.

●

The loan loss provision for the three months ended June 30, 2015 totaled $2.2 million compared to $115,000 for the three months ended June 30, 2014. Loan charge-offs and write-downs on loans transferred to held for sale for the second quarter of 2015 totaled $1.1 million compared to loan charge-offs and write-downs on loans transferred to held for sale of $172,000 for the three months ended June 30, 2014. The loan loss provision totaled $2.2 million and $2.3 million for the six month periods ended June 30, 2015 and 2014, respectively. Loan charge-offs and write-downs on loans transferred to held for sale totaled $1.4 million for the six months ended June 30, 2015 compared to loan charge-offs and write-downs on loans transferred to held for sale of $2.2 million for the six months ended June 30, 2014.

●	Bargain purchase gain on the acquisition of Colonial totaled $5.955 million for the three and six months ended June 30, 2015 and is excluded from taxable income.

●

Net gains on the sale of loans totaled $23,000 for the three months ended June 30, 2015 compared to $129,000 for the three months ended June 30, 2014. For the six months ended June 30, 2015 net gains on the sale of loans totaled $53,000 compared to $245,000 for the six months ended June 30, 2014 primarily resulting from a decrease in net gains on the sale of SBA loans of $187,000.

●

Net losses on sales of investment securities totaled $15,000 for the three months ended June 30, 2015, compared to net gains on sales of investment securities totaling $78,000 for the three months ended June 30, 2014. For the six months ended June 30, 2015, net gains on sales of investment securities totaled $99,000 compared to $2.0 million for the six months ended June 30, 2014. in the first quarter of 2014, the Company sold its remaining portion of collateralized debt obligation securities (“CDOs”) with a book value of zero, resulting in a $1.9 million gain.

●

OREO expenses totaled $449,000 for the three months ended June 30, 2015 compared to $164,000 for the three months ended June 30, 2014. For the six months ended June 30, 2015, OREO expenses totaled $1.4 million for the six months ended June 30, 2015 compared to $416,000 for the six months ended June 30, 2014. The 2015 periods included higher OREO write-downs.

●	Merger related expenses totaled $1.7 million and $2.0 million for the three and six months ended June 30, 2015, respectively.

SELECTED FINANCIAL DATA

(unaudited)

CAPE BANCORP CONSOLIDATED

SELECTED FINANCIAL DATA

(unaudited)

	Six Months Ended		Three Months Ended
	6/30/2015	6/30/2014	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$23,402	$20,468	$13,731	$9,671	$10,169
Interest expense	2,930	2,472	1,625	1,305	1,270
Net interest income	20,472	17,996	12,106	8,366	8,899
Provision for loan losses	2,213	2,327	2,213	-	115
Net interest income after provision for loan losses	18,259	15,669	9,893	8,366	8,784
Non-interest income	8,909	4,131	7,731	1,178	1,003
Non-interest expense	19,261	13,238	11,351	7,910	6,502
Income (loss) before income taxes	7,907	6,562	6,273	1,634	3,285
Income tax expense (benefit)	745	2,502	132	613	1,253
Net income (loss)	$7,162	$4,060	$6,141	$1,021	$2,032

Basic Earnings (loss) per share(1)	$0.60	$0.37	$0.50	$0.10	$0.19
Basic Average shares outstanding	12,043,108	10,978,897	13,360,255	10,711,939	10,955,918
Diluted Earnings (loss) per share(1)	$0.59	$0.37	$0.50	$0.09	$0.19
Diluted Average shares outstanding	12,171,283	11,114,150	13,516,172	10,811,509	11,097,564
Shares outstanding	14,154,450	11,631,926	14,154,450	11,483,121	11,631,926

Statements of Condition Data (Period End):
Investments	$273,466	$174,454	$273,466	$153,403	$174,454
Loans, net of allowance	$1,114,592	$776,285	$1,114,592	$772,134	$776,285
Allowance for loan losses	$10,313	$9,730	$10,313	$9,164	$9,730
Total assets	$1,555,152	$1,091,723	$1,555,152	$1,088,010	$1,091,723
Total deposits	$1,275,082	$813,248	$1,275,082	$750,557	$813,248
Total borrowings	$99,252	$128,531	$99,252	$190,793	$128,531
Total equity	$172,784	$140,680	$172,784	$142,017	$140,680

Statements of Condition Data (Average Balance):
Total interest-earning assets	$1,211,909	$994,993	$1,441,044	$980,228	$994,309
Total interest-bearing liabilities	$1,044,774	$859,186	$1,252,720	$834,518	$856,448

Operating Ratios:
ROAA	1.09%	0.75%	1.57%	0.39%	0.75%
ROAE	9.11%	5.77%	14.11%	2.91%	5.76%
Yield on Earning Assets	3.89%	4.15%	3.82%	4.00%	4.10%
Cost of Interest Bearing Liabilities	0.57%	0.58%	0.52%	0.63%	0.59%
Net Interest Margin	3.41%	3.65%	3.37%	3.46%	3.59%
Efficiency Ratio	69.77%	65.06%	67.83%	72.58%	64.63%

Capital Ratios:
Tier 1 Leverage Ratio	9.19%	9.49%	9.19%	10.43%	9.49%
Tier 1 Risk-Based Capital Ratio	12.63%	13.01%	12.63%	13.82%	13.01%
Common Equity Tier 1 Capital Ratio	12.63%	N/A	12.63%	13.82%	N/A
Total Risk-Based Capital Ratio	13.58%	14.26%	13.58%	14.99%	14.26%
Tangible Equity/tangible assets	9.74%	11.02%	9.74%	11.18%	11.02%
Book Value	$12.21	$12.09	$12.21	$12.37	$12.09
Tangible Book Value	$10.54	$10.13	$10.54	$10.37	$10.13
Stock Price	$9.46	$10.73	$9.46	$9.56	$10.73
Price to Book Value	77.48%	88.75%	77.48%	77.28%	88.75%
Price to Tangible Book Value	89.75%	105.92%	89.75%	92.19%	105.92%

Quality Ratios:
Non-Performing Loans to Total Gross Loans	0.93%	1.01%	0.93%	1.10%	1.01%
Non-Performing Assets to Total Assets	0.91%	1.12%	0.91%	1.22%	1.12%
Allowance for Loan Losses to Non-Performing Loans	98.97%	122.66%	98.97%	106.82%	122.66%
Allowance for Loan Losses to Total Gross Loans	0.92%	1.24%	0.92%	1.17%	1.24%
Net Charge-Offs to Average Loans	0.28%	0.49%	0.39%	0.12%	0.06%

(1) Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Cape Bancorp, Inc.

Delinquency Summary

Period Ending:	6/30/2015			12/31/2014			6/30/2014
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$1,929,864	0.17%	22	$3,060,584	0.39%	16	$1,804,731	0.23%	21
60-89	868,186	0.08%	7	837,482	0.11%	10	1,947,624	0.25%	8
90+	7,210,554	0.64%	32	7,858,962	1.01%	33	7,392,476	0.94%	38
	10,008,604	0.89%	61	11,757,028	1.51%	59	11,144,831	1.42%	67
Non-Accrual Other	3,189,253	0.28%	18	399,251	0.05%	2	539,832	0.07%	3
Total Delinquency and Non-Accrual	$13,197,857	1.17%	79	$12,156,279	1.56%	61	$11,684,663	1.49%	70
Total Loans		$1,124,905,243			$779,676,242			$786,014,526

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$909,173	$508,236	$512,455	$769,436	$244,227	$2,046,921	$-	$546,155	$1,258,576
60-89	40,621	71,796	755,769	401,717	182,285	253,480	994,019	74,559	879,046
90+	4,656,073	372,065	2,182,416	6,627,702	400,434	830,826	5,893,016	574,938	924,522
	5,605,867	952,097	3,450,640	7,798,855	826,946	3,131,227	6,887,035	1,195,652	3,062,144
Non-Accrual Other*	2,059,398	137,474	992,381	399,251			539,832
Total Delinquency by Type	$7,665,265	$1,089,571	$4,443,021	$8,198,106	$826,946	$3,131,227	$7,426,867	$1,195,652	$3,062,144
Total Loans by Type	$706,996,135	$69,495,859	$348,413,249	$493,515,529	$45,146,974	$241,013,739	$490,050,755	$44,009,925	$251,953,846
% of Total Loans in Type	1.08%	1.57%	1.28%	1.66%	1.83%	1.30%	1.52%	2.72%	1.22%
Total Delinquency and Non-Accrual		$13,197,857	1.17%		$12,156,279	1.56%		$11,684,663	1.49%

*Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Conference Call

Cape Bancorp will hold a conference call at 10:00 AM EDT on Thursday, July 30, 2015. Interested parties may participate by calling 1-855-238-8123. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through August 13, 2015. A recording of the conference call may be obtained by calling 1-877-344-7529, referencing conference number 10070204.

The conference call with be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Cape Bank website. To access the call, please visit the website at http://services.choruscall.com/links/cbnj150730.html. An online archive of the webcast will be available within one hour of the conclusion of the call and will remain available through August 13, 2015.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2014	March 10, 2015
10Q	Quarter ended March 31, 2015	May 5, 2015